FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 26, 1997, DECEMBER 27, 1996,
AND DECEMBER 29, 1995 AND INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
  Stockholders of Pacific Scientific Company:

     We have audited the accompanying consolidated balance sheets of Pacific Scientific Company and subsidiaries (the Company) as of December 26, 1997, December 27, 1996 and December 29, 1995, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pacific Scientific Company and subsidiaries as of December 26, 1997, December 27, 1996 and December 29, 1995, and the results of their operations and their cash flows for each of the fiscal years then ended in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Costa Mesa, California
February 27, 1998 (March 9, 1998, as to Notes 14 and 15)

                           PACIFIC SCIENTIFIC COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS

        For the Fiscal Years Ended December 26, 1997, December 27, 1996,
                             and December 29, 1995

                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
NET SALES................................................    $310,460    $292,363    $284,663
                                                             --------    --------    --------
COSTS AND EXPENSES
Cost of Sales............................................     210,468     198,348     185,169
Selling and administration...............................      65,600      59,790      58,694
Research and development.................................      12,284      14,281      14,811
Loss on Sale of Automation Intelligence..................       4,892           0           0
                                                             --------    --------    --------
     Total costs and expenses............................     293,244     272,419     258,674
                                                             --------    --------    --------
  Operating Income.......................................      17,216      19,944      25,989
                                                             --------    --------    --------
OTHER EXPENSE
Interest expense -- net..................................       5,468       5,052       4,281
Other income.............................................      (3,890)     (2,207)     (1,046)
                                                             --------    --------    --------
     Net other expense...................................       1,578       2,845       3,235
                                                             --------    --------    --------
Income from continuing operations before income taxes....      15,638      17,099      22,754
Income taxes.............................................      (6,359)     (6,766)     (8,651)
                                                             --------    --------    --------
INCOME FROM CONTINUING OPERATIONS........................       9,279      10,333      14,103
                                                             --------    --------    --------
DISCONTINUED OPERATIONS:
Loss from operations of Solium subsidiary (net of income
  tax benefits of $923 for 1997, $6,636 for 1996, and
  $1,311 for 1995).......................................      (1,523)    (10,164)     (1,353)
Loss on disposal of Solium subsidiary (net of income tax
  benefit of $7,363).....................................     (12,040)          0           0
                                                             --------    --------    --------
Loss from discontinued operations........................     (13,563)    (10,164)     (1,353)
                                                             --------    --------    --------
NET INCOME (LOSS)........................................    $ (4,284)   $    169    $ 12,750
                                                             ========    ========    ========
EARNINGS (LOSS) PER SHARE
Continuing operations:
     Basic earnings per share............................       $0.76       $0.85       $1.18
     Diluted earnings per share..........................       $0.76       $0.83       $1.13
Discontinued operations:
     Basic loss per share................................      $(1.11)     $(0.84)     $(0.12)
     Diluted loss per share..............................      $(1.11)     $(0.82)     $(0.11)
Total:
     Basic earnings (loss) per share.....................      $(0.35)      $0.01       $1.06
     Diluted earnings (loss) per share...................      $(0.35)      $0.01       $1.02

        See accompanying Notes to the Consolidated Financial Statements.

                           PACIFIC SCIENTIFIC COMPANY
                          CONSOLIDATED BALANCE SHEETS

                  As of December 26, 1997, December 27, 1996,
                             and December 29, 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
                                           ASSETS
CURRENT ASSETS:
Cash........................................................  $  1,903   $  2,986   $  6,123
Short-term investments......................................     1,300          0          0
Trade receivables -- net....................................    50,774     47,301     47,715
Inventories.................................................    46,529     49,382     50,242
Deferred income taxes.......................................     9,850      7,023      4,970
Net assets of discontinued Solium operations................         0     10,734     14,412
Other current assets........................................     5,452      6,636      6,584
                                                              --------   --------   --------
     Total Current Assets...................................   115,808    124,062    130,046
Net property................................................    50,466     49,407     39,127
Restricted cash.............................................         0      6,171      6,143
Note receivable.............................................         0        844        844
Other assets -- net.........................................    38,115     47,607     48,858
                                                              --------   --------   --------
     Total Assets...........................................  $204,389   $228,091   $225,018
                                                              ========   ========   ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings.......................................  $      0   $      0   $ 14,897
Accounts payable............................................    16,560     18,319     19,659
Accrued employee compensation and benefits..................     4,897      5,406      6,841
Reserve for discontinued Solium operations..................     2,560          0          0
Other current liabilities...................................     9,911      8,823      6,627
                                                              --------   --------   --------
     Total Current Liabilities..............................    33,928     32,548     48,024
                                                              --------   --------   --------
Bank Borrowings.............................................    62,902     60,509     41,050
7  3/4% convertible subordinated debentures.................         0     16,974     17,044
Industrial development bonds................................         0      5,625      5,625
Other long-term liabilities.................................     2,797      5,625      6,789
STOCKHOLDERS' EQUITY:
Common stock, $1 par value..................................    12,461     12,195     12,071
Additional paid-in capital..................................     7,146      4,394      3,007
Cumulative translation adjustment...........................       474       (282)      (261)
Note receivable from stockholder............................         0          0       (125)
Retained earnings...........................................    84,681     90,503     91,794
                                                              --------   --------   --------
     Total Stockholders' Equity.............................   104,762    106,810    106,486
                                                              --------   --------   --------
          Total Liabilities and Stockholders' Equity........  $204,389   $228,091   $225,018
                                                              ========   ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                           PACIFIC SCIENTIFIC COMPANY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the Fiscal Years Ended December 26, 1997,
                    December 27, 1996, and December 29, 1995

                                                                                  NOTE
                                                    ADDITIONAL   CUMULATIVE    RECEIVABLE
                                          COMMON     PAID-IN     TRANSLATION      FROM       RETAINED
                                           STOCK     CAPITAL     ADJUSTMENT    STOCKHOLDER   EARNINGS    TOTAL
                                          -------   ----------   -----------   -----------   --------   --------
                                                                                                  (IN THOUSANDS)
STOCKHOLDERS' EQUITY,
  DECEMBER 30, 1994....................   $11,922     $  610        $  0          ($125)     $80,366    $ 92,773
Net Income.............................         0          0           0              0       12,750      12,750
Common Stock Dividends.................         0          0           0              0       (1,322)     (1,322)
Exercise of Stock Options..............       136      1,965           0              0            0       2,101
Conversion of Debentures...............        13        229           0              0            0         242
Amortization of Restricted Stock
  Award................................         0         55           0              0            0          55
Restricted Stock Benefit...............         0        148           0              0            0         148
Cumulative Translation Adjustment......         0          0        (261)             0            0        (261)
                                          -------     ------        ----          -----      -------    --------
STOCKHOLDERS' EQUITY,
  DECEMBER 29, 1995....................    12,071      3,007        (261)          (125)      91,794     106,486
Net Income.............................         0          0           0              0          169         169
Common Stock Dividends.................         0          0           0              0       (1,460)     (1,460)
Exercise of Stock Options..............       120      1,321           0              0            0       1,441
Conversion of Debentures...............         4         66           0              0            0          70
Cumulative Translation Adjustment......         0          0         (21)             0            0         (21)
Payment of Note Receivable.............         0          0           0            125            0         125
                                          -------     ------        ----          -----      -------    --------
STOCKHOLDERS' EQUITY,
  DECEMBER 27, 1996....................    12,195      4,394        (282)             0       90,503     106,810
Net Loss...............................         0          0           0              0       (4,284)     (4,284)
Common Stock Dividends.................         0          0           0              0       (1,538)     (1,538)
Exercise of Stock Options..............       262      2,673           0              0            0       2,935
Conversion of Debentures...............         4         79           0              0            0          83
Cumulative Translation Adjustment......         0          0         756              0            0         756
                                          -------     ------        ----          -----      -------    --------
STOCKHOLDERS' EQUITY,
  DECEMBER 26, 1997....................   $12,461     $7,146        $474          $   0      $84,681    $104,762
                                          =======     ======        ====          =====      =======    ========

          See accompanying Notes to Consolidated Financial Statements.
                                        4

                           PACIFIC SCIENTIFIC COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       As of December 26, 1997, December 27, 1996, and December 29, 1995
                                 (in thousands)

                                                                1997       1996       1995
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $ (4,284)  $    169   $ 12,750
Depreciation and amortization...............................    11,899     11,216     10,448
Loss on sale of Automation Intelligence.....................     4,892          0          0
Loss on disposal of discontinued operations.................    12,040          0          0
Loss from discontinued operations...........................     1,523     10,164      1,353
Loss (gain) on disposal of equipment........................       526        134       (249)
Deferred income taxes.......................................    (5,059)    (2,143)       915
Decrease in accrued employee benefit plan liabilities.......      (741)    (1,074)      (504)
EFFECT ON CASH OF CHANGES IN OPERATING ASSETS AND
  LIABILITIES, NET OF THE EFFECTS OF BUSINESS ACQUISITIONS
  AND DISPOSITIONS
Trade receivables...........................................    (2,362)       414     (1,333)
Inventories.................................................     3,938        860    (10,722)
Other assets................................................     2,914        823     (4,141)
Accounts payable and accrued liabilities....................    (3,127)    (1,340)     1,897
Accrued employee compensation and benefits..................      (641)    (1,435)       728
Other liabilities...........................................      (949)     2,196     (5,302)
                                                              --------   --------   --------
Net cash provided by continuing operations..................    20,569     19,984      5,840
                                                              --------   --------   --------
Net cash used by discontinued operations....................    (2,769)    (6,486)    (1,353)
                                                              --------   --------   --------
        Net cash flows from operating activities............    17,800     13,498      4,487
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property.......................................    (9,737)   (21,551)   (19,302)
Payments for business acquisitions, net of cash acquired....    (1,938)         0    (11,949)
Proceeds from sale of Automation Intelligence...............     1,950          0          0
Proceeds from sale of discontinued operations...............     2,500          0          0
Proceeds from disposition of property.......................       141        297        638
Decrease (increase) in restricted cash......................     6,171        (28)        29
                                                              --------   --------   --------
        Net cash flows from investing activities............      (913)   (21,282)   (30,584)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance/repayments of short-term borrowing and debt........         0    (14,897)     8,747
Issuance/repayment of long-term borrowing and debt..........     2,393     19,459     21,025
Redemption of Convertible Subordinated Debentures...........   (16,974)       (70)         0
Redemption of industrial development bonds..................    (5,625)         0          0
Cash dividends on common stock..............................    (1,538)    (1,460)    (1,322)
Issuances of common stock...................................     3,018      1,511      2,304
Note receivable from stockholder............................         0        125          0
                                                              --------   --------   --------
        Net cash flows from financing activities............   (18,726)     4,668     30,754
                                                              --------   --------   --------
Effect of exchange rate changes.............................       756        (21)      (261)
                                                              --------   --------   --------
Net increase (decrease) in cash.............................    (1,083)    (3,137)     4,396
Cash, Beginning of Period...................................     2,986      6,123      1,727
                                                              --------   --------   --------
Cash, End of Period.........................................  $  1,903   $  2,986   $  6,123
                                                              ========   ========   ========
SUPPLEMENTAL INFORMATION:
Interest payments...........................................  $  5,633   $  5,555   $  4,918
Income tax payments.........................................     3,776      5,541      6,144
Assets acquired from acquisitions...........................     5,411          0      6,682
Liabilities assumed from acquisitions.......................     3,487          0      1,220

                           PACIFIC SCIENTIFIC COMPANY
     FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS (CONTINUING OPERATIONS)

        For the Fiscal Years Ended December 26, 1997, December 27, 1996,
                             and December 29, 1995

                                                       INDUSTRY SEGMENTS          CORPORATE
                                                  ----------------------------       AND
                                   CONSOLIDATED    MOTION    PROCESS   SAFETY    ELIMINATIONS   NET INTEREST
                                   ------------   --------   -------   -------   ------------   ------------
                                                                (IN THOUSANDS)
DECEMBER 26, 1997
Net sales........................    $310,460     $142,858   $97,785   $68,587     $ 1,230         $    0
Income from continuing operations
  before income taxes............      15,638        7,340*    6,481     6,678         607         (5,468)
Depreciation and amortization....      11,899        3,711     3,727     2,693       1,768              0
Capital spending.................       9,737        3,667     2,476     2,746         848              0
Identifiable assets..............     204,389       69,414    60,595    49,020      25,360              0
DECEMBER 27, 1996
Net sales........................     292,363      124,850    98,433    69,528        (448)             0
Income from continuing operations
  before income taxes............      17,099        9,708     3,199     6,054       3,190         (5,052)
Depreciation and amortization....      11,216        3,764     3,651     2,797       1,004              0
Capital spending.................      21,551        5,877     3,559     3,118       8,997              0
Identifiable assets..............     228,091       75,056    65,074    47,264      40,697              0
DECEMBER 29, 1995
Net sales........................     284,663      128,655    95,045    60,823         140              0
Income from continuing operations
  before income taxes............      22,754       17,778     3,240     4,760       1,257         (4,281)
Depreciation and amortization....      10,448        3,659     3,569     2,952         268              0
Capital spending.................      19,302        5,774     4,170     2,634       6,724              0
Identifiable assets..............     225,018       73,734    69,491    48,494      33,299              0

---------------

Notes

* Includes $4,892 loss on the sale of Automation Intelligence.

(1) Capital spending is shown exclusive of property purchased in conjunction with the acquisition of businesses (Note 8).

(2) Identifiable assets are those used by the industry segment involved or an allocated portion of assets used jointly by two or more segments. Intangibles and other assets arising from acquisitions of businesses are allocated to the related segment. General corporate assets primarily consist of cash and certain property.

                           PACIFIC SCIENTIFIC COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE FISCAL YEARS ENDED DECEMBER 26, 1997,
                    DECEMBER 27, 1996 AND DECEMBER 29, 1995

(1) DESCRIPTION OF BUSINESS

        Pacific Scientific Company (the Company) was incorporated in California in 1937 as a successor to a company in business since 1919. References to the "Company" include Pacific Scientific and its subsidiaries. The Company's business is manufacturing and selling the products of its three segments: Motion Control, Process Control, and Safety.

        The Motion Control segment produces electric motors and generators and related motion control devices such as controllers and drivers. The products are predominately proprietary and once designed, tend to be produced in quantity and sold based on unique specifications.

        The Process Control segment produces: 1) electronic instruments for particle measurement, 2) electro-mechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting, and 3) customized generators and alternators for aircraft. The products are predominately proprietary and once designed, tend to be produced in quantity and sold based on unique specifications.

        The Safety segment produces: 1) fire detection and suppression equipment, 2) personnel safety restraints, 3) mechanical and electro-mechanical flight control components, 4) pyrotechnics, and 5) provides service for products already delivered to customers. These products are used mainly in commercial aircraft and vehicles, but are also used in a variety of other military aircraft, commercial and industrial applications. In most cases, the Company's products are reconfigured to meet specific customer needs. The Company generally receives long-term purchase orders but also responds to spot buyers, particularly for spare parts.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Accounting policies of the Company conform to generally accepted accounting principles and are summarized below for the convenience of financial statement readers.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Pacific Scientific and all its subsidiaries. All material intercompany balances and transactions have been eliminated.

Foreign Currency Translation

        The financial position and results of operations of the Company's foreign subsidiaries are principally measured using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end.

        Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the cumulative translation adjustment account in stockholders' equity.

Fiscal Year

        The Company's fiscal year ends on the last Friday in December. References to 1997, 1996 and 1995 in these consolidated financial statements refer to the fiscal years ended December 26, 1997, December 27, 1996 and December 29, 1995, respectively. In addition, the Company decided to align the fiscal reporting of its European subsidiaries with the U.S. operations. Accordingly, European subsidiaries that previously reported a November 30th year-end were converted to a December year-end during 1997. As such, the consolidated results of operations for 1997 include the results of the European subsidiaries for the thirteen months ended December 31, 1997. Such change was not material. Prior periods have not been restated.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense during the reporting periods. Actual results could differ from these estimates and assumptions.

Revenue Recognition

        Generally, sales are recorded when products are shipped or services are rendered with the following exceptions: (1) the unit-of-delivery method is used for contracts for products substantially reconfigured to the customers' needs and where many units are delivered over an extended period of time; these types of contracts generally exist in sales to the Company's aerospace customers, (2) the percentage of completion method is used for significant contracts for relatively few deliverable units produced over a period in excess of six months and (3) revenue for maintenance contracts is deferred and recognized ratably over the period of the agreement.

        In the unit-of-delivery method, sales and estimated average cost of the units to be produced under a contract are recognized as deliveries are made or accepted. Changes in estimates for sales, cost and profit are recognized in the period in which they are determined, using the cumulative catch-up method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

        In the percentage of completion method, revenue and income are recognized at the completion of measurable tasks rather than upon delivery of individual units.

        Progress payments are netted against work-in-process inventory balances and were $0, $931,000 and $1,655,000 at the end of 1997, 1996 and 1995,
respectively.

Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes". Deferred taxes on income result from temporary differences between the reporting of income for financial statements and income tax returns.

Fair Value of Financial Instruments

        The recorded amounts of cash, trade receivables, accounts payable and short and long-term borrowings approximate their fair values. Fair values are estimated using quoted market prices based on information available as of year-end.

        At December 26, 1997, all of the Company's investments represent held-to-maturity securities and have been recorded at fair value, which approximates historical cost of the investments. These investments consist primarily of debt securities of municipalities of the Commonwealth of Puerto Rico, with contractual maturities beginning in 1998 or later.

Trade Receivables

        Trade receivables are presented net of the related allowance for doubtful accounts, which, at year-end, totaled $1,416,000, $1,663,000 and $1,151,000 in 1997, 1996 and 1995, respectively. Allowances are determined principally on the basis of past collection experience.

Inventories

        Inventories are stated at the lower of average cost or market and, at year-end, consist of the following (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Finished goods......................................    $ 7,640    $ 8,848    $ 4,993
Work-in-process.....................................     10,174     15,822     15,299
Raw material and purchased parts....................     28,715     24,712     29,950
                                                        -------    -------    -------
          Net Inventories...........................    $46,529    $49,382    $50,242
                                                        =======    =======    =======

        The reserve for excess and obsolete inventory was $6,399,000, $3,325,000 and $3,445,000 for year-end 1997, 1996 and 1995 respectively.

Property and Depreciation

        Property is recorded at cost. Additions, major renewals and improvements, which extend the useful life of the property, are capitalized. Maintenance, repairs and minor renewals are expensed.

        Depreciation of property is computed generally by the straight-line method over the useful lives of the various classes of assets. Such lives range from 5 to 30 years for buildings and improvements and from 5 to 20 years for machinery and equipment. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate accounts and any gain or loss is included in the results of current operations.

        Net property at year-end consists of the following (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Land, building and improvements.....................    $18,279    $17,612    $15,903
Machinery and equipment.............................    111,411     99,726     83,901
                                                        -------    -------    -------
          Total.....................................    129,690    117,338     99,804
Less accumulated depreciation.......................     79,224     67,931     60,677
                                                        -------    -------    -------
          Net property..............................    $50,466    $49,407    $39,127
                                                        =======    =======    =======

Other Assets

        Other assets at year-end consist of the following, net of accumulated amortization (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Excess of cost over net assets of acquired
  businesses, net...................................    $31,343    $38,354    $39,641
Patents, trademarks, purchased technology and other
  Intangibles, net..................................      4,952      5,632      6,295
Notes receivable and other assets...................      1,820      3,621      2,922
                                                        -------    -------    -------
          Total other assets -- net.................    $38,115    $47,607    $48,858
                                                        =======    =======    =======

        The excess of cost over net assets of acquired businesses is amortized, using the straight-line method, over periods not exceeding 40 years. Patents, trademarks, purchased technology and other intangibles are amortized, using the straight-line method, over estimated useful lives of 5 to 17 years.

        The $7 million decrease in excess of cost over net assets of acquired businesses in 1997 was primarily due to the sale of the Automation Intelligence operation and the write-off of related goodwill.

        The Company periodically reviews intangible assets to assure recoverability, based on undiscounted expected future operating cash flows derived from related assets, and any impairment in the value of the assets would be recognized in operating results, if a permanent diminution in value were to occur. Accumulated amortization of other assets at year-end totaled $16,447,000, $14,648,000 and $12,613,000 in 1997, 1996 and 1995, respectively.

Earnings per Share

        During 1997, the Company adopted SFAS No. 128, which requires the disclosure of basic and diluted earnings per share for all current and prior periods. This replaces the current disclosure being made for primary and fully-diluted earnings per share. All per share amounts have been restated.

        Basic earnings per common share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during each year, totaling 12,274,000 in 1997, 12,157,000 in 1996 and 11,992,000 in 1995. Diluted earnings per share reflects the maximum dilution, based on the average price of the Company's common stock as traded on the New York Stock Exchange each year and is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential dilutive common shares had been issued. Shares used for calculating diluted earnings per share were 12,274,000 in 1997, 12,446,000 in 1996, and 12,469,000 in 1995.

Stock-Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value at the time of grant. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No compensation cost is recognized by the Company as the terms of the 1995 Stock Option Plan and those options granted outside of the 1995 Stock Option Plan require all grants be made at or above fair market value on the date of the grant. See Notes 6 and 7, "Stockholders' Equity" and "Stock Option Compensation" for further information regarding the 1995 Stock Option Plan and for SFAS No. 123 disclosure requirements.

Reclassifications and Restatements

        Certain amounts previously reported for 1996 and 1995 have been reclassified to conform to the 1997 financial statement presentation. In addition, certain amounts have been restated to reflect the reporting of Solium as a discontinued operation. (See Note 16.)

Accounting Pronouncements

        In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in financial statements. The new statement defines comprehensive income as "all changes in equity during a period, with the exception of stock issuances and dividends."

        In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to define and report financial and descriptive information on an annual and quarterly basis about their operating segments. This new statement also establishes standards for related disclosures about products and services, geographic areas and major customers.

        In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits." SFAS No. 132 standardizes the disclosure requirements for pensions and other post-retirement benefits.

        SFAS No. 130, No. 131 and No. 132 will be adopted in the Company's 1998 fiscal year. Management believes that the adoption of these standards will not have a material effect on the Company's consolidated financial position, results of operations or cash flows, and any effect will be limited to the form and content of its disclosures.

(3) BORROWINGS

        Debt at year-end consists of the following (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Bank borrowings:
Long term...........................................    $62,902    $60,509    $41,050
Short term..........................................          0          0     14,897
7 3/4% Convertible subordinated debentures..........          0     16,974     17,044
Industrial development bonds........................          0      5,625      5,625
                                                        -------    -------    -------
          Total debt................................    $62,902    $83,108    $78,616
                                                        =======    =======    =======

        On December 15, 1997 the Company redeemed at par value the remaining amount of the $30,000,000 7 3/4% convertible subordinated debentures issued in 1983.

        The Company maintains a $100,000,000 unsecured line of credit of which $62,902,000 was outstanding with an additional $2,472,000 committed to back standby letters of credit. All $100,000,000 can be borrowed at rates that do not exceed 0.625% over the London Interbank Offered Rate (LIBOR) or at the bank's prime rate. The average interest rate on borrowed bank funds at the end of 1997 was 6.12%. The long-term credit line expires on September 26, 2000.

        On June 4, 1997, the Company redeemed the remaining $5,625,000 of its Industrial Development Revenue Bonds using funds previously restricted for such use under the terms of the bond indenture. The remaining amount in restricted cash of $546,000 was released from restriction and used by the Company to repay bank debt. The Company's Electro Kinetics Division had issued the bonds in October 1989 to finance the construction of an industrial facility in the city of Oxnard, California. The Company concluded in 1997 not to proceed with the construction.

        The bank agreement has loan covenants that require the Company to maintain certain financial statement ratios. The Company was in compliance with all required ratios at December 26, 1997.

        All bank borrowings at December 26, 1997 of $62,902,000 mature in the year 2000.

(4) EMPLOYEE RETIREMENT BENEFIT PLANS

        The Company has noncontributory, defined benefit pension plans covering substantially all of its U.S. employees. Non-U.S. subsidiaries have separate plans. Benefits are generally determined by a formula based on years of service, final average salary and estimated social security benefits. Pension expense for the qualified plan totaled $1,742,000, $1,659,000 and $1,417,000 in 1997, 1996 and 1995, respectively.

        Pension expense for the qualified plans consists of the following components (in thousands):

                                                         1997       1996       1995
                                                        -------    -------    -------
Benefits earned during the year.....................    $ 2,698    $ 2,447    $ 1,866
Interest on projected benefit obligation............      4,468      4,258      4,084
Gain on plan assets                                     (12,536)      (657)    (8,793)
Net amortization and deferral.......................      7,112     (4,389)     4,260
                                                        -------    -------    -------
          Net pension expense.......................    $ 1,742    $ 1,659    $ 1,417
                                                        =======    =======    =======

        The reconciliation of the funded status of the qualified plans, includes the amount included in current and non-current employee benefit plan liabilities in the accompanying consolidated balance sheets. Pension plan assets consist of corporate equity and debt securities, unallocated insurance contracts, real estate and short-term investments. The amounts shown for 1997 are estimates made by the plans' actuary, while the amounts for 1996 and 1995 have been adjusted to actuals based on final calculations performed by the plans' actuary.

        The Company's reconciliation of funding status was as follows (in thousands):

                                                                 1997       1996       1995
                                                                -------    -------    -------
Actuarial present value of accumulated plan benefits:
  Vested....................................................    $55,828    $52,498    $50,542
  Non-vested................................................      1,939      1,823      1,548
                                                                -------    -------    -------
          Total.............................................     57,767     54,321     52,090
Effect of estimated future salary increases.................      7,325      6,889      6,289
                                                                -------    -------    -------
Projected benefit obligation................................     65,092     61,210     58,379
Plan assets at fair market value............................    (69,750)   (57,783)   (54,352)
                                                                -------    -------    -------
Projected benefit obligation over plan assets...............     (4,658)     3,427      4,027
Unrecognized transition asset...............................          0        129        441
Unrecognized net actuarial experience gain (loss)...........      2,757     (4,367)    (3,574)
                                                                -------    -------    -------
  Recorded pension (assets) liabilities.....................    $(1,901)   $  (811)   $   894
                                                                =======    =======    =======

        Significant assumptions used in the determination of pension expense consist of the following:

                                                                 1997       1996       1995
                                                                -------    -------    -------
Discount rate on projected benefit obligation...............       7.5%       7.5%       8.5%
Long-term rate of return on plan assets.....................       9.0%       9.0%       9.0%
Rate of future salary increases.............................       4.5%       4.5%       4.5%

        At the end of 1995, the Company changed the discount rate from 8.5% to 7.5% which caused an increase in the 1995 projected benefit obligation of $6,500,000 and an increase in 1996 pension expense of approximately $500,000.

        The Company uses the projected unit credit method for determining both pension expense and the annual contribution to the plans. The Company's funding policy is to contribute an amount between the minimum and maximum contributions allowed for federal income tax purposes. The difference between cumulative pension expense and contributions has been classified in current and non-current liabilities in the accompanying consolidated balance sheets, based on expected contribution funding dates.

        In addition, the Company also has a non-qualified supplemental defined benefit plan applicable to certain senior executives and a director's retirement plan, both of which provide unfunded benefits. Pension expense for the nonqualified plans was $640,000, $402,000 and $346,000 in 1997, 1996 and 1995,
respectively.

(5) INCOME TAXES

        The income tax provision from continuing operations consists of the following (in thousands):

                                                                 1997       1996       1995
                                                                 ----       ----       ----
Current
  Federal income taxes......................................    $ 8,861    $ 7,264    $ 4,772
  State and foreign income taxes............................      2,557      1,645      2,964
                                                                -------    -------    -------
Total current tax provision.................................     11,418      8,909      7,736
Deferred tax provision......................................     (5,059)    (2,143)       915
                                                                -------    -------    -------
  Total income tax provision................................    $ 6,359    $ 6,766    $ 8,651
                                                                =======    =======    =======

        The differences between the income tax provision and income taxes computed using the U.S. Federal statutory income tax rates (35%) consist of the following (in thousands):

                                                                 1997       1996       1995
                                                                -------    -------    -------
  Tax at U.S. Federal rate..................................    $ 5,471    $ 5,985    $ 7,964
  State income taxes, net of Federal tax benefit............        451        224        854
  Amortization of certain other assets......................        855        330        332
  Tax benefit of foreign sales corporation..................       (320)      (320)      (255)
  Effect of foreign operations..............................        368        632        345
  Tax benefit of research and development credits...........       (253)      (149)      (261)
  Nondeductible employee expenses...........................        112        161        127
  Tax exempt interest income................................        (20)       (86)      (101)
  Original issue discount...................................        (40)       (15)        (7)
  Other.....................................................       (265)         4       (347)
                                                                -------    -------    -------
          Total.............................................    $ 6,359    $ 6,766    $ 8,651
                                                                =======    =======    =======

        The Company had available net operating losses, subject to certain limitations, of approximately $1,724,000, which expire at various dates beginning in 1999.

        Net deferred taxes of $9,119,000 at December 26, 1997, $4,060,000 at December 27, 1996 and $1,917,000 at December 29, 1995, were related to (in thousands):

                                        1997                    1996                    1995
                                CURRENT    LONG-TERM    CURRENT    LONG-TERM    CURRENT    LONG-TERM
                                -------    ---------    -------    ---------    -------    ---------
ASSETS
Inventories.................    $3,746                  $3,791                  $2,604
Employee benefits...........                $   653                 $   295                 $   455
Accrued liabilities.........     2,130                   2,354                   1,257
Net operating losses........                    542        112          465        112          430
Warranty liabilities........       348                     428                     498
Environmental liabilities...                    465                     656                     200
Receivables.................       329                     629                     425
Investment credits..........                    272                     572
Reserves....................     3,930                                             124
Valuation allowance.........                   (430)                   (465)       (50)        (430)
LIABILITIES
Property....................                   (250)                 (1,981)                 (1,839)
Patents/Trademarks..........                 (1,330)                 (1,511)                 (1,687)
Other.......................      (633)        (653)      (291)        (994)                   (182)
                                ------      -------     ------      -------     ------      -------
Net deferred tax asset
  (liability)...............    $9,850      $  (731)    $7,023      $(2,963)    $4,970      $(3,053)
                                ======      =======     ======      =======     ======      =======

        The valuation allowance was decreased by $35,000 in 1997, $15,000 in 1996, and $129,000 in 1995.

(6) STOCKHOLDERS' EQUITY

        The Company has authorized 2,000,000 shares of preferred stock and 30,000,000 shares of Common Stock, of which 12,460,956 shares of Common Stock were outstanding at December 26, 1997.

        The Company maintains a stock option plan that provides for the granting of options for the purchase of Common Stock to the officers and certain other key employees. During 1995, the stockholders approved a new stock option plan (1995 Plan) to replace three previous stock option plans. The 1995 Plan expires in 2005.

Stock options outstanding represent cumulative grants of options from the 1995 Plan and the predecessor plans and certain other grants as described below.

        The maximum number of shares of Common Stock that may be granted in any calendar year for all purposes under the 1995 Plan shall be one percent (1%) of the shares of Common Stock outstanding on the first day of such calendar year provided however that, in the event that fewer than the full aggregate number of shares of Common Stock available for issuance in any calendar year are issued in such year, the shares not issued shall be added to the shares available for issuance in any subsequent year or years. If any shares of Common Stock to which options have been granted cease to be subject to exercise or purchase, such underlying shares of Common Stock shall thereafter be available for grants under the 1995 Plan during any calendar year until expiration of the 1995 Plan in 2005. Stock option activity during 1997, 1996 and 1995 consists of the following:

                                               1997                  1996                  1995
                                        -------------------   -------------------   -------------------
                                                   WEIGHTED              WEIGHTED              WEIGHTED
                                         ACTUAL    AVERAGE     ACTUAL    AVERAGE     ACTUAL    AVERAGE
                                        --------   --------   --------   --------   --------   --------
Stock options outstanding, beginning
  of year...........................     866,223    $11.80     923,517    $10.34     992,772    $ 9.38
Options granted
  (per share: $11.94 to $20.88).....     235,955     12.29     117,000     20.88     108,600     16.75
Options canceled
  (per share: $6.25 to $20.88)......    (186,033)    16.47     (53,786)    14.94     (43,199)    12.31
Options exercised
  (per share: $4.375 to $20.88).....    (327,197)     9.14    (120,508)     8.02    (134,656)     7.78
                                        --------              --------              --------
Stock options outstanding, end of
  year..............................     588,948    $12.00     866,223    $11.80     923,517    $10.34
                                        ========              ========              ========
Stock options exercisable, end of
  year..............................     315,691               505,293               463,387
                                        ========              ========              ========
Options available for grant,
  end of year.......................     180,920               146,278               117,675
                                        ========              ========              ========

        The following table summarizes information concerning current outstanding and exercisable options:

                                                      OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                              ------------------------------------   ----------------------
                                                             WEIGHTED
                                                              AVERAGE     WEIGHTED                 WEIGHTED
                                                             REMAINING    AVERAGE                  AVERAGE
                                                NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
          RANGE OF EXERCISE PRICES            OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
          ------------------------            -----------   -----------   --------   -----------   --------
$5.00-$8.00.................................    149,150        4.27        $ 6.99      149,150      $ 6.99
$8.01-$11.00................................     31,400           6        $ 9.06       31,400      $ 9.06
$11.01-$14.00...............................    313,486           7        $12.77      102,825      $13.56
$14.01-$17.00...............................     54,350           8        $16.41       22,175      $16.75
$17.01-$21.00...............................     40,562        8.75        $20.88       10,141      $20.88
                                                -------                                -------
          Total.............................    588,948                                315,691
                                                =======                                =======

        In February 1997, the Board of Directors awarded to the new Chairman and CEO, options for 250,000 shares of the Company's Common Stock. The exercise price was $12.625 per share, the fair market value on the day of the grant. These options were not issued under the 1995 Employee Stock Option Plan. The options vested 20% on February 18, 1997 and an additional 20% vest in each of the following four years.

        In addition, from July through December 1997, the Board of Directors awarded to certain newly hired key executives options for 305,000 shares of the Company's Common Stock. These options also were not issued under the 1995 Employee Stock Option Plan. The exercise prices range from $13.94 to $15.25 per share, based upon the fair market value on the day of the respective grant. The options vest over four years with 25% vesting in 1998, 1999, 2000 and 2001.

        Vesting of all stock options accelerates upon a change of control of the Company.

        Stock option activity for out-of-plan options for 1997 are as follows:

                                                          WEIGHTED
                                                ACTUAL    AVERAGE
                                                -------   --------
Stock options outstanding, beginning of
  year........................................        0    $ 0.00
Options granted
  (per share: $12.625 to $15.25)..............  555,000     13.48
                                                -------
Stock options outstanding, end of year........  555,000    $13.48
                                                =======
Stock options exercisable, end of year........   50,000
                                                =======

        The following table summarizes information concerning currently outstanding and exercisable options:

                                                         OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                                        ----------------------   ----------------------
                                                                      WEIGHTED                 WEIGHTED
                                                                      AVERAGE                  AVERAGE
                                                          NUMBER      EXERCISE     NUMBER      EXERCISE
               RANGE OF EXERCISE PRICES                 OUTSTANDING    PRICE     EXERCISABLE    PRICE
               ------------------------                 -----------   --------   -----------   --------
   $12.00-$12.99......................................    250,000      $12.63      50,000       $12.63
   $13.00-$13.99......................................    200,000      $13.94           0
   $14.00-$14.99......................................     80,000      $14.47           0
   $15.00-$15.99......................................     25,000      $15.25           0
                                                          -------                  ------
          Total.......................................    555,000                  50,000
                                                          =======                  ======

        On December 21, 1997, the Company adopted a new shareholder protection plan and declared a dividend distribution of a new right ("Right" or "Rights") for each outstanding share of Common Stock. The dividend was payable on December 29, 1997, to the stockholders of record at that date and the then existing rights were redeemed via a distribution of $0.01 per share of Common Stock.

        Prior to becoming exercisable, the new Rights are attached to, and trade together with the Common Stock. Each Right entitles the registered holder to purchase one one-hundredth of a share of the Company's Series B Junior Participating Preferred Stock, par value $1 per share, at a price of $75.

(7) STOCK OPTION COMPENSATION

        As described in Note 2, the Company applies APB Opinion No. 25, and related interpretations, in accounting for its stock option activity. No compensation cost has been recognized for its 1995 Stock Option Plan and out-of-plan issues in 1997. Had the Company chosen to adopt the provisions of SFAS No. 123, and recognized compensation cost based upon the fair value of the options at grant date, the Company's income from continuing operations per share for the years ended December 26, 1997, December 27, 1996 and December 29, 1995 would have been reduced to the pro forma amounts indicated below:

                                                                                         1997     1996      1995
    INCOME FROM CONTINUING OPERATIONS AVAILABLE TO COMMON STOCKHOLDERS (IN THOUSANDS):  ------   -------   -------
    As reported............................................................             $9,279   $10,333   $14,103
    Pro forma..............................................................             $8,727   $10,056   $13,986

                                                                                           1997     1996      1995
    INCOME FROM CONTINUING OPERATIONS PER COMMON AND COMMON EQUIVALENT SHARES (DILUTED):  ------   -------   -------
    As reported.............................................................              $ 0.76   $  0.83   $  1.13
    Pro forma...............................................................              $ 0.71   $  0.81   $  1.12

        The fair value of the options granted under the 1995 Plan was used to calculate the pro forma income from continuing operations per common and common equivalent share above, on the date of grant, using a binomial option-pricing model with the following weighted average assumptions:

                                                                    1997      1996      1995
                                                                   ------    ------    ------
    Dividend yield.............................................       0.8%      0.6%      0.7%
    Expected volatility........................................      28.2%     36.5%     36.3%
    Risk-free interest rate....................................       5.0%      6.0%      6.0%
    Expected life..............................................    6 Years   6 Years   6 Years
    Weighted average fair value of grants......................    $15.39    $18.76    $11.42

(8) BUSINESS ACQUISITIONS

        Effective December 3, 1997, the Company acquired the assets of AEG Servo Systems Limited (ASSL), a subsidiary of privately held Cegelec S.A., located in Ennis, Ireland. ASSL is a supplier of brushless servo motors. The acquisition expands the Company's European motor manufacturing capabilities and provides the Company with an advanced electromagnetic design center in Europe. Under the terms of the agreement, accounted for as a purchase, the purchase price was approximately $2,100,000 in an all-cash transaction, which approximated the book value of the company. Had the Company acquired ASSL as of the beginning of the current or prior year, results of operations would not differ materially from those reported.

        Effective December 29, 1995, the Company acquired Met One, Inc., a privately held company, in an exchange of approximately 983,000 shares of the Company's common stock, which had an approximate market value of $27.1 million. Met One is a supplier of instruments that detect, count and measure contaminant particles mainly in air. The merger allowed the Company to offer its customers a more comprehensive product line. The merger was accounted for as a pooling of interests, and accordingly, all prior periods have been restated as if Pacific Scientific and Met One had always been one company. In the fourth quarter of 1995, the Company recorded a one-time charge of $350,000 to reflect the costs to combine operations of the two companies.

        Combined and separate results of the Company and Met One during the periods preceding the merger were as follows (in thousands):

                                                                  1995
                                                                --------
PACIFIC SCIENTIFIC
  Net Sales.................................................    $267,157
  Net income from continuing operations.....................      12,706
MET ONE
  Net Sales.................................................    $ 17,506
  Net Income................................................       1,397
COMBINED
  Net Sales.................................................    $284,663
  Income from continuing operations.........................      14,103

        The combined financial results presented above include adjustments to conform accounting policies of the two companies; such adjustments were not considered material. Intercompany transactions between the two companies for the periods presented were not material.

        On the first day of fiscal year 1995, the Company purchased all the outstanding shares of Eduard Bautz GmbH ("Bautz"), located in Weiterstadt, Germany. Bautz is a German manufacturer of high-performance motors and controls. The acquisition was made to expand the prospects for all of the Company's electric motors and related products throughout Europe. The purchase price was approximately $13,500,000 and resulted in the recognition of excess cost over net assets of acquired businesses of $7,300,000.

(9) LITIGATION

        The Company is a co-defendant with certain of its past and present officers in actions filed in the United States District Court for the Central District of California. A purchaser of the Company's common stock filed one action and a purchaser of the Company's convertible debentures filed the second action. The Federal Court has combined the complaints and ordered that a class of stockholders and a class of debenture holders be certified. The complaint alleges that the Company and certain of its officers made false and misleading statements regarding the Company and its Solium subsidiary. The complaint further alleges that the market prices of the common stock and the debentures were "artificially inflated" in the period of October 3, 1994 through July 2, 1996, thereby causing damages to the class members.

        The Company is also a co-defendant with certain of its past and present officers in an action filed in the Superior Court of Orange County, California by prior stockholders of Met One, Inc. The complaint is similar to the above class action complaint, alleging that the Company made false and misleading statements regarding the Company, its Solium subsidiary, and its High Yield Technology subsidiary. Damages and rescission of the sale are sought based on several causes of actions.

        On December 15, 1997, an action was filed against the Company and its directors in the Superior Court of California, County of Orange, by William Steiner, purporting to bring suit as a shareholder on behalf of a proposed class of all public shareholders of the Company. The complaint alleges, among other things, that defendants are obligated to "arrange for the sale of [the Company] to the highest bidder and that, by virtue of certain conduct alleged to have taken place with respect to the Kollmorgen Tender Offer and Kollmorgen Merger, and otherwise, the defendants have breached their fiduciary duties and have failed to exercise independent business judgment." The defendants have never actually been formally served with the Steiner complaint and, as such, have not responded to such complaint.

        On February 19 and 25, 1998, the Company received two complaints, filed in the Superior Court of California, County of Orange, and alleging that the Company and its directors withheld certain information concerning potential takeover of the Company when it called its 7 3/4% Convertible Subordinated Debentures due June 15, 2003, for an early redemption. The complaints seek class certification and further allege damages on behalf of the purchasers of the Company's convertible debentures.

        The Company believes the claims made in these complaints are without merit and the Company intends to vigorously pursue its defense. The Company, at this time, is not able to determine the eventual disposition of these matters.

        In addition, from time to time, as a normal incident of the nature of the Company's business, various claims, charges and litigation are asserted or commenced against the Company. These claims arise from related contractual matters, personal injury, patents, environmental matters and product liability.

        While there can be no assurance that the Company will prevail in any of the foregoing matters, the Company believes that these matters will not have a material adverse effect on its consolidated financial position, consolidated results of operations, or consolidated cash flows. However, in all matters of litigation, an unfavorable outcome could have an adverse effect on the Company's consolidated results of operations in the quarter in which that matter is resolved.

(10)OPERATING LEASES

        The Company leases certain facilities and equipment under non-cancelable operating leases which require the following minimum future rental payments:
1998, $6,158,000; 1999, $5,496,000; 2000, $4,587,000; 2001, $4,018,000; 2002,
$2,993,000; later years, $5,155,000. Rental expense was $6,597,000, $6,225,000 and $6,706,000 in 1997,1996 and 1995, respectively.

(11)PROTECTION OF THE ENVIRONMENT

        The Company is currently named a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") at five (5) sites. As a PRP, the

Company has voluntarily agreed to fund, in participation with others, the required investigation and remediation at each site. The Company has been currently allocated responsibility at these sites for between 0.02% and 0.26% of the waste disposed of at these sites. Although current law seeks to impose joint and several liability on all responsible parties at any Superfund site, the Company anticipates that any potential liability or required contribution to the remediation of these sites will be limited by its small percent contribution to each site. No accrual has been made under the joint and several liability concept because the Company believes that the probability that it will have to pay material costs above its share is remote due to the fact that the other PRPs generally have substantial assets available to satisfy their obligation and are participating in the overall cleanup obligation.

        The Company is also involved in a remedial response and voluntary environmental clean-up expenditure at one former facility and monitoring activity at two other sites; no site is currently subject to any Superfund law proceeding. In addition, the Company is litigating its responsibility for environmental remediation of a site never directly operated by the Company. This site was sold by Sigma Instruments, Inc. prior to the acquisition of Sigma by Pacific Scientific Company in 1987. The Company believes that it has a number of defenses to this claim and its current potential exposure is not material.

        In many cases, future environmental related expenditures cannot be quantified with a reasonable degree of accuracy. Accordingly, the cost of clean-up for which the Company remains primarily liable may be in excess of the current environmental related accrual of $1,108,000 as of December 26, 1997. It is the Company's policy to accrue environmental clean-up cost if it is probable that a liability has been incurred and an amount is reasonably estimable. As assessment and clean-up proceeds, these liabilities are reviewed and adjusted if necessary. The Company continues to evaluate possible insurance claims for both past and future remediation cost.

        Ongoing environmental compliance cost, including maintenance and monitoring costs, are expensed as incurred and are not material.

        While it is not feasible to predict the outcome of all pending suits and claims involving environmental matters, the Company is of the opinion that the ultimate disposition of these matters will not have a material adverse effect upon the consolidated financial position, consolidated results of operations, or consolidated cash flows of the Company.

(12)FOREIGN EXCHANGE INSTRUMENTS

        The Company enters into forward exchange and option contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposure. The objective of the hedging is to minimize the impact of foreign exchange rate movements on the Company's earnings and financial position. Generally, gains and losses on these contracts offset losses and gains on the assets and liabilities being hedged. The Company does not engage in currency speculation.

        As of December 26, 1997, the Company had approximately $1,296,000 of outstanding foreign exchange contracts in which foreign currencies could be purchased. There were no outstanding foreign exchange contracts in which foreign currencies could be sold at December 26, 1997. All outstanding foreign exchange contracts served to hedge assets and liabilities. All outstanding foreign exchange contracts expired during February 1998 without any significant gain or loss.

(13)INFORMATION BY INDUSTRY SEGMENT

        Financial information by industry segment for fiscal years 1997, 1996 and 1995 is summarized on page 6.

        International sales totaled $89,900,000 in 1997, $83,226,000 in 1996 and $80,695,000 in 1995.

        The Company's net sales under prime contracts to defense agencies of the U.S. Government were $6,500,000 in 1997, $12,727,000 in 1996 and $7,256,000 in
1995.

(14)RECENT DEVELOPMENTS

        On December 15, 1997, Kollmorgen Corporation ("Kollmorgen"), through a wholly owned subsidiary, commenced an unsolicited tender offer for a majority of the shares of Pacific Scientific Company's (the

"Company," "Pacific Scientific," or "Registrant") common stock ("Common Stock") for $20.50 in cash (the "Kollmorgen Tender Offer") and a second step merger (the "Kollmorgen Merger") of the Company into a Kollmorgen subsidiary in which the Company's shareholders would receive, for each share of Common Stock, Kollmorgen stock with a value of $20.50, subject to certain conditions that could render the value of such stock less than or greater than $20.50.

        On December 17 and 21, 1997, the Board met to consider the Kollmorgen Tender Offer and related matters. At those meetings, the Board considered the Company's business, financial condition, results of operations, current business strategy and future prospects, recent and historical market prices for the Common Stock, the terms of the Kollmorgen Tender Offer and the Kollmorgen Merger, strategic and other potential alternatives to the Kollmorgen Tender Offer and the Kollmorgen Merger, and other matters, including information presented by the Company's management, BancAmerica Robertson Stephens ("BARS") and the Company's legal advisors. At its December 21st meeting, the Board unanimously (i) determined to redeem the preferred share purchase rights then issued and outstanding under the Company's then-existing preferred share purchase rights plan and simultaneously adopted a new Preferred Share Purchase Rights Plan (the "Rights Plan"); (ii) declared a dividend distribution of new preferred share purchase rights (the "Rights") under the Rights Plan; (iii) declined to render the then-existing rights or the Rights applicable to the Kollmorgen Tender Offer or the Kollmorgen Merger; and (iv) declined to recommend or approve the Kollmorgen Tender Offer or the Kollmorgen Merger.

        During the period following commencement of the Kollmorgen Tender Offer, the Board, together with the Company's management and its legal and financial advisors, continued to evaluate the Company's strategic alternatives. A variety of third parties contacted members of the Company's management and BARS to express an interest in the possibility of pursuing a transaction with the Company were the Board to entertain such a possibility. As part of the Board's evaluation process, BARS was directed to contact, on a confidential basis, third parties who might have an interest in pursuing a transaction with the Company. Beginning on January 5, 1998, BARS, on behalf of the Company, arranged for more than 40 parties to execute customary confidentiality agreements.

        During the period following BARS' distribution of confidential information to third parties, BARS responded to questions and provided additional information to various parties to which it previously had provided information, in order to assist such parties in their review of the Company. The Company, through BARS, also received oral preliminary indications of interest from certain of these parties as to the price levels such parties would be willing to consider in an acquisition transaction involving the Company.

        Over the weekend of January 23 and during the week of January 25, 1998, the Company's management and BARS continued to have discussions and due diligence meetings with several parties. On January 28, 1998, the Company's counsel delivered to attorneys to several parties a proposed form of merger agreement.

        Beginning on January 30, 1998, the Company's legal advisors, with the assistance of management and the Company's financial advisors, discussed and negotiated the form of contract or merger agreement with such interested parties. Also on January 30, Kollmorgen increased the cash and stock price of its unsolicited tender offer and merger to $23.75 per share. On January 31, 1998, following continued discussions and negotiations, the Board received the interested parties' final offers, each of which contemplated all-cash tender offers followed by a cash merger. After discussion and analysis, including the opinion of BARS, the Board unanimously approved and adopted an Agreement and Plan of Merger (the "Merger Agreement") with DH Holdings Corp ("Holdings") a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Parent") which, at $30.25 per share, represented the highest cash price any bidder was willing to offer (the "Offer"). The Board also unanimously recommended that shareholders accept the Offer and tender their shares pursuant thereto and vote in favor of approval and adoption of the Merger Agreement and the merger with Holdings (the "Merger"), to the extent required by applicable law.

        On February 2, 1998, Kollmorgen terminated the Kollmorgen Tender Offer.

        In accordance with the Merger Agreement, on February 6, 1998, ACC Acquisition Corp., a California corporation (the "Purchaser") and an indirect wholly owned subsidiary of Parent, offered to purchase all outstanding shares of Common Stock, par value $1.00 per share, including the associated Rights (together with the Common Stock, the "Shares"), at $30.25 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase (the "Tender Offer").

        On February 26, 1998, the Company distributed to its shareholders a proxy statement in preparation for a special meeting (the "Special Meeting") of shareholders to consider the Offer if the pending Tender Offer failed to acquire at least 90% of the outstanding Common Stock by March 27, 1998.

        As of March 9, 1998, the date on which the Tender Offer closed, Company shareholders tendered approximately 93.8% of the outstanding shares of Company Common Stock and the Purchaser accepted such shares for payment. The Merger contemplated by the Merger Agreement will, in accordance with the provisions of the California General Corporation Law (the "CGCL"), be consummated without a shareholder vote, and the Special Meeting will not be held. The Merger is expected to be completed on or about March 31, 1998.

        There were no expenses incurred with rejecting the Kollmorgen Tender Offer and with negotiating the Merger Agreement with Danaher Corporation in fiscal 1997. Costs have been incurred since the first of 1998, and these have been reported as a prepaid expense. When the Merger is complete, expenses paid to third parties totaling approximately $11.0 million will be recognized in the quarter in which the Merger is finalized or terminated.

(15)SEVERANCE ARRANGEMENTS -- CHANGE OF CONTROL

        On December 21, 1997, the Company adopted the 1997 Pacific Scientific Company Change of Control Severance Plan (the "Severance Plan") to establish its severance policies and commitments in the change in control context. The Severance Plan was adopted to guarantee severance benefits to key employees in the event of their termination following a change of control of the Company. The Severance Plan explicitly precludes any provision from taking effect to the extent that it would prevent a business transaction from qualifying for pooling of interests accounting. Similarly, the Severance Plan generally prohibits payments that the Company believes will be subject to golden parachute tax penalties or that would be nondeductible under the deduction limit on nonperformance-based compensation under Section 162(m) of the Code. Although the Company believes that the benefits provided to Messrs. Hill, Schlotterbeck and Hickman will not constitute excess parachute payments, the Company has agreed to indemnify such individuals from any taxes, penalties and costs in the event it is ultimately determined that such benefits constitute excess parachute payments. Subject to the foregoing, the Severance Plan authorizes the Company's Executive Committee to extend participation selectively to the Company's corporate officers and corporate staff, to its group and division presidents, to persons who directly report to division presidents, to other comparable employees and to other key employees. The Company's Executive Committee has thus far extended severance benefits to 51 individuals. Each of the Company's executive officers has been designated as a participant in the Severance Plan. Pursuant to those benefits, in the event a "change in control" occurs and a participant is terminated by the Company (or its successor) without cause or resigns for "good reason" (as defined under the Severance Plan), within two years from the date of such event, the individual would receive a lump sum severance benefit of from 12 to 130 weeks of salary and target bonus, depending on the individual's position (130 weeks in the case of Messrs. Hill, Schlotterbeck and Hickman and from 52 to 104 weeks in the case of other executive officers), and would receive group insurance benefit continuation for an equivalent period. The severance benefits provided to Messrs. Hill, Schlotterbeck and Hickman in their respective Employment Agreements do not add to their benefits under the Severance Plan. In no event, however, would participants receive less than one month of severance for each year of service to the Company (subject to an 18-month cap).

        For the purpose of the Severance Plan, a "change of control" includes each of the following: (i) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of substantially all the assets of another entity, in each case, unless, following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and the Company's outstanding voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 60%, respectively, of the then-outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities, as the case may be, of the surviving entity in such transaction in substantially the same proportions as their ownership, immediately prior to such transaction of the then-outstanding shares of Common Stock and then-outstanding voting securities, as the case may be, (B) no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of Common Stock of the corporation resulting from such transaction or the combined voting power of the outstanding securities of such corporation except to the extent that such ownership existed prior to such transaction, and (C) at least a majority of the members of the Board resulting from such transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; (ii) the acquisition by any individual, entity or group of 20% or more of either the outstanding shares of Common Stock or the combined voting power of the outstanding voting securities of the Company (in either case other than acquisitions by the Company, directly from the Company and by employee benefit plans of the Company or any entity controlled thereby; (iii) individuals who, as of December 21, 1997, constitute the Board (the "Incumbent Board") cease for any reason to constituted at least a majority of the Board (except that any individual becoming a director subsequent to such date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest, including a contest for the removal of directors and certain other contests); (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; and (v) the Board adopts a resolution to the effect that, for purposes of the Severance Plan, a change in control has occurred. Such a change of control occurred on March 9, 1998, the date on which the Tender Offer effected by Purchaser was completed -- i.e., when the Company shareholders tendered approximately 93.8% of the outstanding shares of Company Common Stock and the Purchaser accepted such shares for payment. The Merger contemplated by the Merger Agreement will, in accordance with the provisions of the CGCL, be consummated without a shareholder vote, and the Special Meeting previously called by the Company will not be held. The Merger is expected to be completed on or about March 31, 1998.

        The Severance Plan will expire on December 31, 2002 unless terminated sooner, which the Company can do prior to a change in control, other than in anticipation of a change in control. If the proposed merger with Danaher Corporation is consummated, costs associated with the Severance Plan, estimated to be approximately $3.8 million (excluding the pre-existing employee agreements), would be recognized in the quarter implemented.

(16)DISCONTINUED OPERATIONS

        On April 9, 1997, the Company announced that it would seek a strategic buyer for its Solium technology and equipment, phase-out the Solium subsidiary, and discontinue operations. An after-tax loss from discontinued operations of $13.6 million was reported in 1997. This amount was composed of $12.1 million of estimated loss on disposal of assets and a loss of $1.5 million from operations in the first quarter of 1997.

        On December 4, 1997, the Company completed the sale of the assets of its Solium subsidiary to Chicago Miniature Lamp, Inc. ("CHML"). In addition, the Company granted CHML the exclusive worldwide license for the advanced Solium technology line of electronic fluorescent ballast products. Under the license agreement, the Company will also receive royalty payments from future sales of the Solium product line.

        As of December 26, 1997, the $2.6 million reserve for discontinuance of Solium operations will be used in connection with certain assets, the building lease, severance and other expenses.

        All financial information contained herein has been restated to reflect Solium as a discontinued operation.

(17)BUSINESS DIVESTMENTS

        On December 26, 1997, the Company sold its Automation Intelligence Inc. subsidiary to Sanyo Denki, Co., Ltd. of Japan. The sale resulted in a one-time pre-tax loss of $4.9 million.

(18)DIVIDENDS AND QUARTERLY INFORMATION (UNAUDITED)

        Selected quarterly information for fiscal years 1997, 1996 and 1995 follows (in thousands, except per share data):

                                                    Q-1       Q-2       Q-3       Q-4       YEAR
                                                  -------   -------   -------   -------   --------
1997
  Net sales.....................................  $72,464   $78,603   $76,677   $82,716   $310,460
  Gross profit..................................   23,178    25,765    24,373    26,676     99,992
  Income from continuing operations(1)..........    2,718     3,088     3,219       254      9,279
  Income per common share (basic)...............     0.22      0.25      0.26      0.02       0.76
  Income per common share (diluted).............     0.22      0.25      0.26      0.02       0.76
  Loss from discontinued operations(2)..........  (13,563)        0         0         0    (13,563)
  Loss per common share (basic).................    (1.11)     0.00      0.00      0.00      (1.11)
  Loss per common share (diluted)...............    (1.11)     0.00      0.00      0.00      (1.11)
  Net income (loss).............................  (10,845)    3,088     3,219       254     (4,284)
  Net income (loss) per common share (basic)....    (0.89)     0.25      0.26      0.02      (0.35)
  Net income (loss) per common share
     (diluted)..................................    (0.89)     0.25      0.26      0.02      (0.35)
  Dividends per common share....................  $  0.03   $  0.03   $  0.03   $  0.03   $   0.12
1996
  Net sales.....................................  $74,041   $72,174   $70,898   $75,250   $292,363
  Gross profit..................................   24,116    23,972    22,675    23,252     94,015
  Income from continuing operations.............    3,095     2,406     2,248     2,584     10,333
  Income per common share (basic)...............     0.26      0.20      0.18      0.21       0.85
  Income per common share (diluted).............     0.25      0.19      0.18      0.21       0.83
  Loss from discontinued operations.............   (1,204)   (6,144)   (1,378)   (1,438)   (10,164)
  Loss per common share (basic).................    (0.10)    (0.51)    (0.11)    (0.12)     (0.84)
  Loss per common share (diluted)...............    (0.10)    (0.49)    (0.11)    (0.12)     (0.82)
  Net income (loss).............................    1,891    (3,738)      870     1,146        169
  Net income (loss) per common share (basic)....     0.16     (0.31)     0.07      0.09       0.01
  Net income (loss) per common share
     (diluted)..................................     0.15     (0.30)     0.07      0.09       0.01
  Dividends per common share....................  $  0.03   $  0.03   $  0.03   $  0.03   $   0.12
1995
  Net sales.....................................  $68,959   $72,979   $70,417   $72,308   $284,663
  Gross profit..................................   22,105    25,048    25,074    27,267     99,494
  Income from continuing operations.............    2,922     3,513     3,574     4,094     14,103
  Income per common share (basic)...............     0.28      0.30      0.29      0.31       1.18
  Income per common share (diluted).............     0.27      0.29      0.28      0.29       1.13
  Income (loss) from discontinued operations....       24      (254)     (490)     (633)    (1,353)
  Income (loss) per common share (basic)........     0.00     (0.02)    (0.04)    (0.06)     (0.12)
  Income (loss) per common share (diluted)......     0.00     (0.02)    (0.04)    (0.05)     (0.11)

                                                    Q-1       Q-2       Q-3       Q-4       YEAR
                                                  -------   -------   -------   -------   --------
  Net income....................................    2,946     3,259     3,084     3,461     12,750
  Net income per common share (basic)...........     0.28      0.28      0.25      0.25       1.06
  Net income per common share (diluted).........     0.27      0.27      0.24      0.24       1.02
  Dividends per common share....................  $  0.03   $  0.03   $  0.03   $  0.03   $   0.12

---------------

Notes:

(1) The fourth quarter 1997 includes a $4,892,000 pre-tax loss on the sale of Automation Intelligence.

(2) The first quarter 1997 includes a $13,563,000 after-tax loss from discontinuing the Solium operation. All quarters reported for discontinued operations are related to Solium.